Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-266683 on Form S-3) and related Prospectus of ProKidney Corp. for the registration of 234,203,910 shares of its Class A ordinary shares and to the incorporation by reference therein of our report dated March 28, 2023, with respect to the consolidated financial statements of ProKidney Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 18, 2023